                                                                   [Cinram Logo]


QUARTERLY REPORT

THIRD QUARTER 2004


                 CINRAM REPORTS THIRD QUARTER FINANCIAL RESULTS
            (All figures in U.S. dollars unless otherwise indicated)

Cinram International Inc. reported consolidated revenue of $494.8 million for the quarter ended September 30, 2004, up 236 percent from $147.2 million in 2003, fueled by the contribution of the acquired Time Warner businesses and new contracts. Net earnings for the quarter were $17.8 million or $0.31 per share, compared with $13.8 million, or $0.25 per share in 2003.

"Cinram's solid third quarter sales are representative of the Company's growing customer base and the continued strength of the DVD industry," said Cinram chief executive officer Isidore Philosophe. "Third quarter profit margins and net earnings were tempered by higher than anticipated oil-based raw material prices, in particular polycarbonate and polystyrene, and one-time startup expenses related to new customers. These two factors had a combined negative impact of $7.7 million on third quarter pre-tax earnings."

Earnings before interest, taxes and amortization (EBITA(1)) for the third quarter increased to $93.5 million from $34.1 million in 2003, and earnings before interest and taxes (EBIT(2)) for the quarter increased to $38.2 million from $20.5 million in 2003.

For the nine months ended September 30, 2004, Cinram posted revenue of $1,382.4 million, up 233 percent from $415.3 million in 2003, and net earnings of $41.3 million or $0.73 per share up from $29.5 million or $0.53 per share last year. EBITA(1) increased 218 percent to $258.9 million on a year-to-date basis from $81.4 million in 2003, and EBIT(2) was $98.2 million up from $44.4 million in 2003.

INDUSTRY SEGMENTS

Cinram's DVD sales for the quarter were up 195 percent over last year, increasing to $227.9 million from $77.2 million in 2003. DVD sales represented 46 percent of Cinram's consolidated third quarter revenue, and DVD unit shipments were up 255 percent for the third quarter, principally as a result of an increase in demand for DVDs and the contribution of the acquired Time Warner businesses. U.S.-based industry association DEG: The Digital Entertainment Group reported an increase of 59 percent in third quarter North American DVD industry shipments over 2003.

Third quarter VHS video cassette sales decreased to $20.2 million from $22.0 million in 2003, and represented four percent of consolidated revenue, compared with 15 percent in the same period last year.

Cinram's CD sales were up in the third quarter, supported by higher CD shipments in both North America and Europe principally due to the contribution of the acquired Time Warner businesses. CD sales increased to $80.5 million from $30.2 million in the third quarter of 2003. CDs accounted for 16 percent of Cinram's third quarter consolidated revenue, down from 21 percent in 2003, owing to the change in Cinram's product mix subsequent to the acquisition of the Time Warner businesses.

The printing segment, which encompasses the results of Ivy Hill Corporation, contributed $54.0 million of revenue to third quarter results and represented 11 percent of consolidated revenue.

The Other segment, which includes distribution, Giant Merchandising Inc. and miscellaneous revenue, generated third quarter revenue of $109.8 million. Third quarter distribution revenue increased to $62.7 million from $13.8 million in 2003, in line with higher DVD and CD sales. Giant Merchandising generated revenue of $37.1 million in the third quarter.

GEOGRAPHIC SEGMENTS

Revenue from North America increased by 217 percent to $391.0 million in the third quarter of 2004, from $123.5 million in the comparable period in 2003. The significant increase in revenue was attributable to greater DVD and CD shipments from new and existing customers, the addition of the printing and merchandising divisions of the acquired businesses, and to a lesser extent, higher distribution revenue. The strong performance of this region was partially offset by lower VHS video cassette and audio cassette shipments as well as lower selling prices. North American revenue represented 79 percent of 2004 third quarter consolidated revenue.

In Europe, third quarter revenue increased to $103.7 million from $23.7 million in 2003, largely due to the contribution of the European facility acquired from Time Warner. The increase in European revenue in the third quarter can also be attributed to higher DVD sales and distribution revenue in France as a result of the Fox International business, as well as the contribution of The Entertainment Network in the United Kingdom, both of which were partially offset by lower VHS video cassette sales in those countries. European revenue represented 21 percent of third quarter consolidated revenue.

OTHER FINANCIAL HIGHLIGHTS

Third quarter gross profit margins declined to 21 percent from 23 percent in 2003 due to higher than expected raw material prices and startup costs associated with new customers. Selling, general and administrative expenses for the quarter were in line with the third quarter of 2003 at nine percent of consolidated sales. Amortization increased to $55.2 million from $13.6 million in 2003, largely due to the capital assets of the acquired businesses, combined with a $17.8 million non-cash charge related to the amortization of the Time Warner supply agreements and deferred financing fees. Amortization expense also increased as a result of new DVD replication lines that were put into service during the third quarter.

Interest expense for the quarter was $13.7 million as a result of the debt incurred by the Company during the fourth quarter of 2003 to fund the acquisition of the Time Warner businesses. In late August 2004, the Company amended these credit facilities to significantly reduce borrowing costs, and prepaid $65 million of the credit facilities. As part of the refinancing, Cinram also negotiated more favorable terms to improve its financial flexibility. The Company expects to fully benefit from the refinancing in the fourth quarter of 2004 and beyond.

The Company paid $81.9 million for capital assets in the third quarter to increase DVD capacity and automation of its distribution facilities. During the third quarter, Cinram borrowed $48 million from its revolving credit facility to finance working capital requirements; however, it repaid $30 million of the revolving credit facility subsequent to the quarter end. The Company's debt balance is currently $890.0 million.

For the third quarter of 2004, the weighted average number of shares outstanding was 56.8 million compared with 55.9 million in the third quarter of 2003.

DIVIDEND

Cinram's Board of Directors has declared a quarterly dividend of C$0.03 per share, payable on December 31, 2004, to the shareholders of record at the close of business on December 15, 2004.

2004 GUIDANCE

The Company expects to see sustained strength in oil prices in the fourth quarter, which will continue to impact raw material prices and in turn Cinram's profit margins for the year. Based on these assumptions and limitations on the Company's timing and ability to pass on some of these cost increases to its customers, Cinram is revising its EBITA(1) guidance range for the full 2004 year to $360 to $380 million from $390 to $410 million. The Company is also narrowing the range of its revenue guidance to $1.9 to $2.0 billion from $1.8 to $2.0 billion.

RECONCILIATION OF EBITA AND EBIT TO NET EARNINGS

                                                    Three months ended              Nine months ended
                                                          September 30                   September 30

(unaudited, in thousands of U.S. dollars)         2004            2003           2004            2003
-------------------------------------------------------------------------------------------------------

 EBITA(1)                                      $93,454         $34,064       $258,893         $81,357
-------------------------------------------------------------------------------------------------------
 Amortization of capital assets                $37,432         $13,559       $105,571         $36,922
 Amortization of intangible assets and
   deferred financing fees                     $17,809               -       $ 55,131               -
-------------------------------------------------------------------------------------------------------
 EBIT(2)                                       $38,213         $20,505       $ 98,191         $44,435
-------------------------------------------------------------------------------------------------------
 Interest expense                              $13,677         $   638       $ 40,317         $ 2,053
 Investment income                             $(1,163)        $  (842)      $ (2,049)        $(2,363)
 Income taxes                                  $ 7,877         $ 6,875       $ 18,652         $15,274
-------------------------------------------------------------------------------------------------------
 NET EARNINGS                                  $17,822         $13,834       $ 41,271         $29,471
-------------------------------------------------------------------------------------------------------

(1) EBITA is defined herein as earnings before interest expense, investment income, income taxes and amortization, and is a standard measure that is commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBITA is not a defined term under generally accepted accounting principles (GAAP). Accordingly, this measure should not be considered as a substitute or alternative for net earnings or cash flow, in each case as determined in accordance with GAAP. See reconciliation of EBITA to net earnings under GAAP as found in the table above.

(2) EBIT is defined herein as earnings before interest expense, investment income and income taxes, and is a standard measure that is commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBIT is not a defined term under generally accepted accounting principles (GAAP). Accordingly, this measure should not be considered as a substitute or alternative for net earnings or cash flow, in each case as determined in accordance with GAAP. See reconciliation of EBIT to net earnings under GAAP as found in the table above.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30, 2004 and 2003

THIS INTERIM MANAGEMENT'S DISCUSSION AND ANALYSIS (MD&A) SHOULD BE READ IN CONJUNCTION WITH THE MD&A IN CINRAM'S ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2003. WHERE WE SAY "WE," "US," OR THE "COMPANY," WE MEAN CINRAM INTERNATIONAL INC. AND ITS SUBSIDIARIES.

WITH THE EXCEPTION OF RAW MATERIAL COST INCREASES, EXTERNAL ECONOMIC AND INDUSTRY FACTORS REMAIN SUBSTANTIALLY UNCHANGED. THE RAPID PACE AND THE EXTENT OF RAW MATERIAL COST INCREASES, WHICH HAVE BEEN LARGELY UNPREDICTABLE, IMPACTED OUR THIRD QUARTER RESULTS.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this management's discussion and analysis, and elsewhere in this quarterly report, constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, by their nature, are not guarantees of future performance and involve risks and uncertainties, which could cause actual results to differ materially from those anticipated in these forward-looking statements. We consider the assumptions on which these forward-looking statements are based to be reasonable, but caution the reader that these assumptions regarding future events, many of which are beyond our control, may ultimately prove to be incorrect. Some of these risks and uncertainties as well as other additional information are outlined in this management's discussion and analysis. For a complete list of risks and uncertainties, please consult the Company's annual information form filed with Canadian securities commissions, available on www.sedar.com.

Cinram disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise. You should read this quarterly report with the understanding that the Company's actual future results may be materially different from what we expect. All forward-looking statements attributable to Cinram are expressly qualified by these cautionary statements.

OVERVIEW

Cinram International Inc. is the world's largest independent provider of pre-recorded multimedia products and logistics services. With facilities in North America and Europe, Cinram manufactures and distributes pre-recorded DVDs, VHS video cassettes, audio CDs, audio cassettes and CD-ROMs for motion picture studios, music labels, publishers and computer software companies around the world.

On October 24, 2003, we acquired Time Warner Inc.'s CD and DVD manufacturing, distribution, printing, and screen-printing entertainment merchandising businesses (the "Acquisition" or the "Acquired Businesses"). Along with the Acquisition, we also signed exclusive, long-term, multi-year manufacturing and distribution agreements with Warner Home Video and Warner Music Group in North America and Europe, and with New Line Home Entertainment in North America.

In March 2004, Cinram entered into an exclusive, multi-year DVD and VHS manufacturing and distribution agreement with Metro-Goldwyn-Mayer Studios Inc.
(MGM) in North America. We also concluded a manufacturing agreement with EMI in the United States. In November 2004, we announced exclusive, multi-year DVD and VHS video cassette manufacturing and distribution agreements with Twentieth Century Fox Home Entertainment in the United Kingdom, Ireland, France, Germany, Austria and the Benelux (Belgium, the Netherlands and Luxembourg), making Cinram Fox's exclusive supplier in almost all major western European markets.

With these agreements in place, Cinram now provides replication and distribution to more than one third of North America's largest movie studios and major record labels. The Company's strong roster of clients includes: Warner Home Video, Warner Music Group, New Line Home Entertainment,

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30, 2004 and 2003

Twentieth Century Fox, MGM, Lions Gate/Artisan, Alliance Atlantis, Universal Music Group, BMG and EMI.

We have historically prepared our consolidated financial statements in Canadian dollars. In January 2004, we changed our reporting currency to the U.S. dollar to provide our investors with more relevant information. We use the current rate method to translate the consolidated Canadian dollar results into U.S. dollars for both the current and prior periods. Under the current rate method, the consolidated assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expenses as well as cash flow items are translated at weighted average rates for the period. Any resulting exchange gain or loss is charged or credited to the "foreign currency translation adjustment" account included as a separate component of shareholders' equity.

SEASONALITY

Cinram's annual and quarterly operating results vary from period to period as a result of the level and timing of customer orders, fluctuations in materials and other costs, and the relative mix of value-add products and services. Our results for the first nine months of 2004 include results from the Acquisition for the full period.

REVENUE

Revenue for the third quarter of 2004 increased 236% to $494.8 million, from $147.2 million in 2003. On a year-to-date basis, revenue increased to $1,382.4 million from $415.3 million in 2003. While the Acquisition contributed to the increase in revenue for both these periods over last year, we have been balancing production requirements across our facilities since the close of the Acquisition, which makes it difficult to compare the periods on an organic basis. Total multimedia units shipped increased during the third quarter of 2004 and on a year-to-date basis due to a significant increase in DVD and CD unit shipments, but were partially offset by unit declines in VHS video cassettes. Total third quarter DVD units shipped increased from the second quarter due to the expected seasonality in our business.

INDUSTRY SEGMENTS

HOME VIDEO

In the third quarter of 2004, revenue from the Home Video replication/duplication segment increased to $248.1 million from $99.2 million in the comparable 2003 period. Year-to-date, revenue from the Home Video replication/duplication segment grew to $714.6 million from $270.1 million in 2003. The growth in demand for DVDs during the third quarter and on a year-to-date basis was partially offset by a decline in VHS video cassette revenue and lower selling prices. This segment accounted for 50% of consolidated revenue in the third quarter and 52% year-to-date, down from 67% and 65%, respectively, last year.

DVD revenue increased 195% to $227.9 million from $77.2 million in the third quarter, and 246% in the first nine months of 2004 to $661.1 million from $190.9 million in 2003, reflecting increased revenue generated by the Acquired Businesses and new customers along with greater consumer demand for DVDs across all geographic regions. DVD revenue represented 46% of consolidated revenue in the third quarter of 2004, down from 52% last year. As a percentage of consolidated revenue, year-to-date DVD revenue was 48%, up from 46% in 2003.

VHS video cassette revenue fell 8% in the third quarter to $20.2 million from $22.0 million in 2003, and was down 32% year-to-date to $53.5 million from $79.2 million in 2003, reflecting a decrease in unit shipments and selling prices. VHS video cassette revenue represented 4% of consolidated revenue in the third quarter and year-to-date, down from 15% and 19%, respectively, last year.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30, 2004 and 2003

AUDIO/ROM

Revenue from the Audio/ROM segment (audio CDs, CD-ROMs and audio cassettes) increased 153% to $82.8 million in the third quarter of 2004 from $32.7 million in 2003. On a year-to-date basis, revenue from the Audio/ROM segment grew 159% to $229.2 million from $88.6 million in 2003. The growth in this segment stems from higher unit shipments due to the Acquired Businesses in North America and Europe, along with the new EMI contract in the United States. The Audio/ROM segment accounted for 17% of consolidated revenue in both the third quarter and first nine months of 2004, down from 22% and 21%, respectively, last year. The Audio/ROM segment has declined as a percentage of consolidated revenue because of the increasing importance of DVDs and distribution services in our product mix, and the addition of new businesses from the Acquisition.

Audio CD revenue increased 180% in the third quarter to $71.3 million from $25.5 million in 2003, and 180% year-to-date to $185.6 million from $66.4 million in 2003 because of higher unit shipments. Audio CD revenue represented 14% of consolidated revenue in the third quarter and 13% in the first nine months of 2004, down from 17% and 16%, respectively, last year.

CD-ROM revenue increased 96% in the third quarter to $9.2 million from $4.7 million in 2003, and 135% year-to-date to $35.3 million from $15.0 million in 2003, driven by an increase in unit shipments from the Acquired Businesses in North America and Europe as well as strong organic growth in France. CD-ROM revenue represented 2% of consolidated revenue in the third quarter and 3% in the first nine months of 2004, down from 3% and 4% in both comparable 2003 periods.

Third quarter audio cassette revenue decreased 8% to $2.3 million from $2.5 million in 2003, but increased 15% year-to-date to $8.3 million from $7.2 million in 2003 because of the contribution of the Acquired Businesses. Audio cassette revenue represented less than 1% of consolidated revenue in the third quarter and for the first nine months of 2004, down from 2% in both periods last year.

PRINTING

In the third quarter of 2004, revenue from the Printing segment generated by Ivy Hill Corporation was $54.0 million, or 11% of consolidated revenue. Year-to-date, printing revenue was $166.5 million or 12% of consolidated revenue. Since we acquired Ivy Hill on October 24, 2003, and we did not operate in this segment prior to the Acquisition, there is no comparative revenue figure for the prior year period.

OTHER

Distribution and fulfillment services revenue (included in Other segment) increased to $62.7 million in the third quarter from $13.8 million in 2003, and represented 13% of consolidated revenue up from 9% in the third quarter of 2003. Year-to-date distribution revenue was $133.0 million and accounted for 10% of consolidated revenue compared with $41.3 million or 10% of consolidated revenue in 2003. Distribution and fulfillment services continue to be a major factor in our ability to attract and retain customers. During the third quarter, we expanded our distribution and fulfillment service offerings by opening a customer-dedicated distribution center in Tennessee to accommodate Warner Home Video. We incurred costs for setting up this facility, including training, relocation of customers' components, equipment relocation, freight and expediting costs as well as travel expenses that had an unfavorable impact on gross profit margins in the third quarter. We also made enhancements to our existing distribution facility in Alabama to provide our customers with increased frequency of shipments, more customized orders sizes, and the ability to handle more stock keeping units, which also had a negative impact on our margins in the third quarter.

Merchandising revenue generated from Giant Merchandising (also included in Other segment) was $37.1 million or 7% of consolidated revenue in the quarter, and $115.0 million or 8% of year-to-date consolidated revenue. Since we acquired Giant Merchandising on October 24, 2003, and we did not

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30, 2004 and 2003

operate in this business prior to the Acquisition, there is no comparative revenue figure for the prior year period.

Other non-core business revenue increased to $10.1 million in the third quarter of 2004, from $1.5 million in 2003. Other revenue represented 2% of consolidated revenue for the quarter, up from 1% in the third quarter of 2003. For the first nine months of 2004, other revenue was $24.0 million compared with $15.3 million in 2003, and represented 2% of consolidated revenue down from 4% last year.

GEOGRAPHIC SEGMENTS

NORTH AMERICA

North American revenue increased 217% in the third quarter to $391.0 million from $123.5 million in 2003, and 229% on a year-to-date basis to $1,102.6 million from $335.3 million in 2003. The significant increase in revenue was attributable to an increase in DVD shipments due to the Acquired Businesses and new customers, the addition of the printing and merchandising divisions as well as increased CD shipments to new customers. The growth in North American revenue was partially offset by lower VHS video cassette and audio cassette shipments as well as lower selling prices.

Third quarter DVD revenue was up 139% to $177.4 million from $74.3 million in 2003, and increased 181% year-to-date to $514.8 million from $183.0 million in 2003. The increase was principally fueled by greater demand for DVDs and the contribution of the Acquired Businesses. North American DVD revenue represented 36% of consolidated revenue in the third quarter and 37% year-to-date, down from 50% and 44%, respectively, last year.

VHS video cassette revenue was up 45% in the third quarter to $14.5 million from $10.0 million in 2003, and 1% year-to-date to $38.0 million from $37.6 million in 2003. Declining unit shipments and selling prices contributed to the overall decrease in VHS video cassettes revenue for these periods. North American VHS video cassette revenue represented 3% of consolidated revenue in the third quarter and 3% year-to-date, down from 7% and 9%, respectively, in the comparable 2003 periods.

Audio CD and CD-ROM revenue was up 146% to $56.3 million from $22.9 million in 2003, increasing 154% in the first nine months of 2004 to $148.3 million from $58.4 million in 2003 as a result of the increase in unit shipments from the Acquired Businesses. North American Audio CD and CD-ROM revenue represented 11% of consolidated revenue in the third quarter and 11% in the first nine months of 2004, down from 16% and 14%, respectively, last year.

Audio cassette revenue declined 16% in the third quarter to $2.1 million from $2.5 million in 2003, and during the first nine months of 2004 was $7.2 million, consistent with the prior year period.

Third quarter distribution revenue was up 272% to $43.5 million from $11.7 million in the prior year due to the significant increase in the number of units distributed from the Acquired Businesses. Distribution revenue also increased 198% in the first nine months of 2004 to $98.8 million from $33.2 million in 2003.

Printing revenue totaled $54.0 million and $166.5 million in the third quarter and year-to-date, respectively, representing 11% and 12% of consolidated revenue. Since we acquired Ivy Hill on October 24, 2003, and we did not operate in this segment previous to the Acquisition, there are no comparative revenue figures for prior year periods.

Giant Merchandising generated revenue of $37.1 million in the third quarter and $115.0 million in the first nine months of 2004, accounting for 7% and 8% of consolidated revenue respectively. Since we

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30, 2004 and 2003

acquired Giant Merchandising on October 24, 2003, and we did not operate in this business previous to the Acquisition, there are no comparative revenue figures for prior year periods.

Other non-core business revenue was $6.1 million in the third quarter, down from $2.0 million in 2003. Year-to-date, other revenue decreased to $13.9 million from $15.9 million in 2003.

As a percentage of consolidated revenue, third quarter North American revenue was 79% compared with 84% last year. On a year-to-date basis, North American revenue represented 80% of consolidated revenue, down slightly from 81% in 2003.

EUROPE

In Europe, revenue increased 338% to $103.7 million in the third quarter from $23.7 million in 2003, and was up 250% year-to-date to $279.9 million from $80.0 million last year as a result of revenue generated by the European Acquired Businesses.

In the third quarter, European DVD revenue increased to $50.6 million up from $2.9 million in 2003, growing to $146.3 million in the first nine months of 2004 from $7.9 million in 2003. In line with North America, the increase was largely attributable to the contribution of the European Acquired Businesses coupled with increased consumer demand for DVDs. European DVD revenue represented 10% of consolidated revenue in the third quarter and 11% in the first nine months of 2004, up from 2% in both the third quarter and first nine months of 2003.

VHS video cassette revenue was down 47% in the third quarter to $5.6 million from $10.6 million in 2003, declining 58% year-to-date to $15.5 million from $36.5 million in 2003 because of lower unit shipments and selling prices. As a result, European VHS video cassette revenue represented 1% of consolidated revenue in the third quarter and first nine months of 2004, down from 7% and 9% in the comparable 2003 periods.

Audio CD and CD-ROM revenue increased 233% in the third quarter to $24.3 million from $7.3 million in 2003, and 216% year-to-date to $72.6 million from $23.0 million in 2003, as a result of higher unit shipments from the European Acquired Businesses, and stronger CD-ROM sales in France and the United Kingdom. European Audio CD and CD-ROM revenue represented 5% of consolidated revenue in the third quarter and in the first nine months of 2004, compared with 5% and 6% in the comparable 2003 periods.

Distribution revenue increased 814% in the third quarter to $19.2 million from $2.1 million in 2003, and 322% year-to-date to $34.2 million from $8.1 million in 2003, due to a significant increase in the number of units distributed from the European Acquired Businesses.

Other non-core business revenue was $3.9 million in the third quarter, up from $0.9 million in 2003. On a year-to-date basis, other revenue increased 127% to $10.2 million from $4.5 million in 2003.

European revenue represented 21% of third quarter consolidated revenue, up from 16% in 2003. Year-to-date, European revenue represented 20% of consolidated revenue, up from 19% in 2003.

GROSS PROFIT

Gross profit for the third quarter was $102.2 million and $279.7 million year-to-date, compared with $34.1 million and $82.5 million, respectively, last year. As a percentage of consolidated revenue, gross profit decreased to 21% in the third quarter from 23% in 2003. Year-to-date gross profit margins were 20%, consistent with the last year.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30, 2004 and 2003

RAW MATERIAL COSTS

The decrease in gross profit margins during the third quarter was largely attributable to an increase in raw material costs, notably polycarbonate and polystyrene. Polycarbonate is the type of plastic that is used to manufacture discs (DVDs and CDs) and polystyrene is used to manufacture jewel boxes and trays for CDs. Although we have the ability to pass-through polycarbonate cost increases to our DVD customers, we are contractually restricted as to the timing of the pass-through to our customers. If we have several consecutive raw material cost increases like those we experienced over the course of the third quarter, we can only pass on these increases on a time delay basis. Our major CD contracts do not contain any raw material pass-through mechanisms that currently allow us to adjust pricing for polycarbonate cost increases, and there are limitations on price adjustments for polystyrene.

STARTUP COSTS

During the third quarter, we also incurred startup costs associated with new customers that had an unfavorable impact on our gross profit margins. These startup costs included:


     -    Training and overtime;

     -    Relocation of customers' finished goods and components;

     -    Equipment relocation;

     - Incremental overtime costs to pick and process orders manually until automation is up and running;

     -    Manual packaging at higher costs while operators are being trained;

     -    Freight and expediting costs; and

     -    Travel expenses.

OTHER FACTORS

Our third quarter profit margins were also impacted by enhancements to our distribution services related to existing customers.

Amortization expense from capital assets, included in cost of goods sold, increased to $37.4 million in the third quarter of 2004 from $13.6 million in 2003, and increased to $105.6 million on a year-to-date basis from $36.9 million in 2003, driven by increased amortization associated with the Acquired Businesses as well as with the increase in capital assets that were purchased and put into service during the first nine months of the year.

AMORTIZATION OF INTANGIBLE ASSETS AND DEFERRED FINANCING FEES

Amortization of intangible assets and deferred financing fees was $17.8 million in the third quarter and $55.1 million year-to-date compared with nil last year since these costs are related to the Acquisition which was completed on October 24, 2003.

SELLING, GENERAL AND ADMINISTRATIVE

Selling, general and administrative expenses increased to $46.2 million in the third quarter from $13.5 million in 2003, and increased to $126.4 million in the first nine months of 2004 from $38.1 million in 2003 due to expenses incurred at the Acquired Businesses. As a percentage of consolidated revenue, selling, general and administrative expenses were 9% in the third quarter and in the first nine months of 2004, in line with last year.

INTEREST EXPENSE

Interest expense increased to $13.7 million in the third quarter from $0.6 million in 2003, and to $40.3 million for the first nine months of 2004 from $2.1 million in 2003, due to the interest charges associated with the debt incurred to finance the Acquisition. We paid interest at both fixed and floating

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30, 2004 and 2003

rates during the third quarter. Earlier this year, we entered into interest protection arrangements for a three-year term on $250.0 million of our long-term debt. In July, we entered into an additional three-year interest rate cap arrangement for $210.0 million of our long-term debt.

In August, we amended our $1,175 million credit facilities, originally established in connection with the acquisition of the Time Warner businesses in 2003, to significantly reduce borrowing costs. The interest rate on the outstanding principal amount of $181 million on Cinram's $250 million term loan A facility was reduced to the London Interbank Offered Rate (LIBOR) plus 250 basis points, from LIBOR plus 300 basis points. We used $65 million in cash to repay part of the $635 million outstanding principal amount under our $675 million term loan B facility and part of the $98 million outstanding principal amount under our $100 million term loan C facility. The remaining principal amounts outstanding under term loan facilities B and C were paid out from a new $668 million term loan D facility that bears an interest rate of LIBOR plus 300 basis points. Prior to the amendments, the term loan B facility had an interest rate of LIBOR plus 375 basis points and the term loan C facility an interest rate of LIBOR plus 575 basis points. The maturity date for the term loan A facility remains September 2007. The maturity date for the term loan D facility is September 2009; the maturity dates for term loan facilities B and C were September 2009 and March 2010, respectively. The Company expects to fully benefit from the amendment to its credit facilities in the fourth quarter of 2004 and beyond.

INVESTMENT INCOME

Investment income increased to $1.2 million in the third quarter of 2004 compared with $0.8 million in 2003. For the first nine months of 2004, investment income declined to $2.0 million in the first nine months of 2004 from $2.4 million in 2003 due to lower cash balances combined with lower interest rates.

INCOME TAXES

Our effective tax rate for the third quarter of 2004 was 31%, compared with an effective rate of 33% in 2003. We benefited from a lower effective tax rate in the third quarter as a result of lower tax rates in certain jurisdictions.

LIQUIDITY AND CAPITAL RESOURCES

As of September 30, 2004, our net debt position (long-term debt less cash and cash equivalents) increased to a liability of $890.2 million from $796.1 million at December 31, 2003. During the first nine months of 2004, the Company paid $134.3 million for capital assets, mainly to increase DVD capacity in North America and Europe, and distribution automation in the United States. During the third quarter, Cinram borrowed $48 million from its revolving credit facility to finance working capital requirements; however, it repaid $30 million of the revolving credit facility subsequent to the quarter end.

As part of the credit facility refinancing we undertook in August, we also negotiated more favorable debt covenants to improve our financial flexibility.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30, 2004 and 2003

We generated cash flow from operations of $6.7 million and $65.2 million in the three-month and nine-month periods ended September 30, 2004, as strong net earnings and significant amortization were offset by changes in non-cash working capital. Our working capital position was negative $76.5 million at the end of the third quarter compared with $34.9 million at December 31, 2003. Earnings before interest expense, investment income and income taxes (EBIT(2)) were $38.2 million for the third quarter compared with $20.5 million in 2003. EBIT(2) increased 121% in the first nine months of 2004 to $98.2 million from $44.4 million in 2003.

LONG-TERM OBLIGATIONS

During the nine months ended September 30, 2004, the Company made mandatory repayments of $21.9 million under its credit facilities, as well as prepayments of $70.3 million. In addition, as discussed above under interest expense, the Company amended its credit facilities in August which included the prepayment of $65.0 million of term loans C and D.

CAPITAL STOCK AND DIVIDENDS

At September 30, 2004, we had 56.8 million common shares issued and outstanding. The Company also had 1.8 million common share stock options outstanding at September 30, 2004, of which 1.2 million were exercisable. On November 3, 2004, Cinram's Board of Directors declared a CDN$0.03 per share cash dividend payable on December 31, 2004, to the shareholders of record at the close of business on December 15, 2004.

During the first nine months of 2004, Cinram's Board of Directors declared CDN$0.09 per share in cash dividends.

EARNINGS

Our net earnings for the third quarter were $17.8 million compared with $13.8 million last year. On a per share basis, we reported net earnings of $0.31 for 2004, compared to $0.25 in the comparable 2003 period.

In the first nine months of 2004, net earnings increased to $41.3 million or $0.73 per share from $29.5 million or $0.53 per share in 2003. On a year to date basis, we have recorded $94.0 million in amortization of intangibles and interest related to the Acquisition.


SUMMARY OF QUARTERLY RESULTS

                                                                             EARNINGS PER SHARE

           REVENUE (000'S)                NET EARNINGS(000'S)            BASIC                 DILUTED
           ------------------------------------------------------------------------------------------------

QUARTER     2004      2003      2002     2004     2003     2002   2004    2003   2002   2004    2003   2002
-----------------------------------------------------------------------------------------------------------

FIRST   $462,237  $130,261  $113,509  $14,972  $ 7,297  $ 2,493  $0.27   $0.13  $0.05  $0.26  $ 0.13  $0.05
SECOND  $425,411  $137,812  $111,610  $ 8,477  $ 8,340  $ 4,928  $0.15   $0.15  $0.09  $0.15  $ 0.15  $0.09
THIRD   $494,772  $147,229  $142,877  $17,822  $13,833  $ 9,437  $0.31   $0.25  $0.17  $0.31  $ 0.24  $0.17
FOURTH        na  $411,591  $191,291       na  $23,550  $17,813     na   $0.42  $0.32     na  $ 0.42  $0.32
-----------------------------------------------------------------------------------------------------------
YEAR          na  $826,893  $559,287       na  $53,020  $34,671     na   $0.95  $0.63     na  $ 0.94  $0.63
-----------------------------------------------------------------------------------------------------------

RISKS AND UNCERTAINTIES

The risks and uncertainties we face are substantially the same as those disclosed in our filings with Canadian securities commissions, which are available on www.sedar.com, and are herein incorporated by reference and remain substantially unchanged.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30, 2004 and 2003

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

CHANGE IN REPORTING CURRENCY:

The Company has historically prepared its consolidated financial statements in Canadian dollars. Beginning with the first quarter of 2004, the Company changed its reporting currency to U.S. dollars to provide investors with more relevant information. The Company used the current rate method to translate the consolidated Canadian dollar results into U.S. dollars for both the current and prior periods. Under the current rate method, the consolidated assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expenses as well as cash flow items are translated at weighted average rates for the period. Any resulting exchange gain or loss is charged or credited to the "foreign currency translation adjustment" account included as a separate component of shareholders' equity.

The functional currencies of the Company and each of its subsidiaries remained unchanged. The Company's operations in the United States, the United Kingdom, France, Germany, and Mexico are considered to be self-sustaining. Assets and liabilities are translated using period-end exchange rates and revenue and expenses are translated at average exchange rates. Exchange gains and losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred in the "foreign currency translation adjustment" account included as a separate component of shareholders' equity.

STOCK-BASED COMPENSATION:

Effective January 1, 2004, the Company adopted the revised Canadian Institute of Chartered Accountants (CICA) Handbook Section 3870, "Stock Based Compensation," which requires that a fair value method of accounting be applied to all stock-based compensation payments to both employees and non-employees. The cumulative effect of the change on prior periods related to stock options granted on or after January 1, 2002, amounted to $2.8 million and has been charged against opening retained earnings in 2004, with the offset credited to contributed surplus. Based on stock options outstanding at December 31, 2003, the Company has recorded a stock-based compensation expense of $0.223 million in the third quarter of 2004, and $1.0 million in the first nine months of 2004.

ASSET RETIREMENT OBLIGATIONS:

Effective January 1, 2004, the Company retroactively adopted CICA Handbook
Section 3110, "Asset Retirement Obligations," which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. This section applies to legal obligations associated with the retirement of tangible long-lived assets that results from their acquisition, lease, construction, development or normal operation.

As at January 1, 2004, the Company has recorded a liability of $2.9 million for the estimated present value of the costs of retiring leasehold improvements at the maturity of the facility and recorded deferred asset retirement costs of $2.9 million. Accretion charges of $0.045 million have been recorded in the third quarter of 2004, and $0.132 million in the first nine months of 2004.

The adjustment to leasehold improvements in respect of asset retirement costs is amortized into income over the remaining life of the leases, on a straight-line basis. The Company recorded amortization expense of $0.115 million in the third quarter of 2004, and $0.428 million in the first nine months of 2004 in cost of sales.

MANAGEMENT'S DISCUSSION AND ANALYSIS
Three and nine months ended September 30,2004 and 2003

KEY PERFORMANCE INDICATORS
Reconciliation of EBITA and EBIT to net earnings:

                                    THREE MONTHS ENDED SEPTEMBER 30       NINE MONTHS ENDED SEPTEMBER 30
 -------------------------------------------------------------------------------------------------------
 (in thousands of U.S. dollars)                   2004         2003                  2004           2003
 -------------------------------------------------------------------------------------------------------

 EBITA(1)                                      $93,454      $34,064              $258,893        $81,357
 -------------------------------------------------------------------------------------------------------
 Amortization of capital assets                $37,432      $13,559              $105,571        $36,922
 Amortization of intangible assets
  and deferred financing fees                  $17,809            -              $ 55,131              -
 -------------------------------------------------------------------------------------------------------
 EBIT(2)                                       $38,213      $20,505              $ 98,191        $44,435
 -------------------------------------------------------------------------------------------------------
 Interest expense                              $13,677      $   638              $ 40,317        $ 2,053
 Investment income                             $(1,163)     $  (842)             $ (2,049)       $(2,363)
 Income taxes                                  $ 7,877      $ 6,875              $ 18,652        $15,274
 -------------------------------------------------------------------------------------------------------
 NET EARNINGS                                  $17,822      $13,834              $ 41,271        $29,471
 -------------------------------------------------------------------------------------------------------

(1) EBITA is defined herein as earnings before interest expense, investment income, income taxes and amortization, and is a standard measure that is commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBITA is not a defined term under generally accepted accounting principles (GAAP). Accordingly, this measure should not be considered as a substitute or alternative for net earnings or cash flow, in each case as determined in accordance with GAAP. See reconciliation of EBITA to net earnings under GAAP as found in the table above.

(2) EBIT is defined herein as earnings before interest expense, investment income and income taxes, and is a standard measure that is commonly reported and widely used in the industry to assist in understanding and comparing operating results. EBIT is not a defined term under generally accepted accounting principles (GAAP). Accordingly, this measure should not be considered as a substitute or alternative for net earnings or cash flow, in each case as determined in accordance with GAAP. See reconciliation of EBIT to net earnings under GAAP as found in the table above.

                                                                   [CINRAM LOGO]

CONSOLIDATED BALANCE SHEETS


                                                           (unaudited, stated in thousands of U.S. dollars)
------------------------------------------------------------------------------------------------------------
                                                                             SEPTEMBER 30        December 31
                                                                                     2004               2003
------------------------------------------------------------------------------------------------------------
ASSETS
CURRENT ASSETS:
    Cash and cash equivalents                                                  $   29,434         $  253,823
    Accounts receivable                                                           499,899            369,901
    Income taxes recoverable                                                       12,095                  -
    Inventories                                                                    66,898             44,606
    Prepaid expenses                                                               22,662             11,341
    Future income taxes                                                            21,899             21,933
------------------------------------------------------------------------------------------------------------
                                                                                  652,887            701,604
Capital assets                                                                    717,341            646,563
Goodwill                                                                          248,384            279,426
Intangible assets                                                                 324,354            376,393
Other assets                                                                       78,423             50,571
Future income taxes                                                                 4,584              4,657
------------------------------------------------------------------------------------------------------------
                                                                               $2,025,973         $2,059,214
============================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
    Accounts payable                                                           $  207,542         $  192,790
    Accrued liabilities                                                           411,423            375,293
    Income taxes payable                                                                -              2,131
    Current portion of long-term debt (Note 2)                                    109,539             95,417
    Current portion of obligations under capital leases                               856              1,058
------------------------------------------------------------------------------------------------------------
                                                                                  729,360            666,689
Long-term debt (Note 2)                                                           810,124            954,456
Obligations under capital leases                                                    4,368              5,911
Other long-term liabilities                                                        22,140             17,227
Future income taxes                                                                29,636             29,648

SHAREHOLDERS' EQUITY:
    Capital stock (Note 3)                                                        170,109            163,174
    Contributed surplus (Note 1 ii.)                                                3,906                117
    Retained earnings                                                             207,233            172,564
    Foreign currency translation adjustment                                        49,097             49,428
------------------------------------------------------------------------------------------------------------
                                                                                  430,345            385,283
------------------------------------------------------------------------------------------------------------
                                                                               $2,025,973         $2,059,214
============================================================================================================

See accompanying notes to consolidated financial statements.

                                                                   [CINRAM LOGO]


CONSOLIDATED STATEMENTS OF EARNINGS
AND RETAINED EARNINGS

                                      (unaudited, stated in thousands of U.S. dollars, except per share amounts)
----------------------------------------------------------------------------------------------------------------
                                          Three months ended September 30         Nine months ended September 30
----------------------------------------------------------------------------------------------------------------
                                                    2004             2003                   2004            2003
----------------------------------------------------------------------------------------------------------------
Revenue                                         $494,772         $147,229             $1,382,420        $415,302
Cost of goods sold                               392,550          113,179              1,102,738         332,797
----------------------------------------------------------------------------------------------------------------
Gross profit                                     102,222           34,050                279,682          82,505
Selling, general and administrative
  expenses                                        46,200           13,545                126,360          38,070
Amortization of intangible assets
  and deferred financing fees                     17,809                -                 55,131               -
----------------------------------------------------------------------------------------------------------------
Earnings before the undernoted                    38,213           20,505                 98,191          44,435
Interest on long-term debt                        12,945              529                 38,883           1,688
Interest on capital leases                            84               98                    260             305
Other interest                                       648               11                  1,174              60
Investment income                                 (1,163)            (842)                (2,049)         (2,363)
----------------------------------------------------------------------------------------------------------------
Earnings before income taxes                      25,699           20,709                 59,923          44,745
----------------------------------------------------------------------------------------------------------------
Income taxes                                       7,877            6,875                 18,652          15,274
----------------------------------------------------------------------------------------------------------------
Net earnings                                      17,822           13,834                 41,271          29,471
----------------------------------------------------------------------------------------------------------------
Retained earnings, beginning of
  period                                         190,721          137,674                172,564         124,340
Effect of a change in accounting
  policy related to stock-based
  compensation (Note 1 ii.)                            -                -                 (2,759)              -
Dividends declared                                (1,310)          (1,212)                (3,843)         (3,515)
----------------------------------------------------------------------------------------------------------------
Retained earnings, end of period                $207,233         $150,296               $207,233        $150,296
================================================================================================================
Earnings per share (Note 5):
  Basic                                         $   0.31         $   0.25               $   0.73        $   0.53
  Diluted                                       $   0.31         $   0.24               $   0.72        $   0.52
================================================================================================================
Weighted average number of shares
  outstanding (in thousands) (Note 5):
  Basic                                           56,799           55,851                 56,518          55,501
  Diluted                                         57,655           57,819                 57,476          56,397
================================================================================================================



See accompanying notes to consolidated financial statements.

                                                                   [CINRAM LOGO]
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                        (unaudited, stated in thousands of U.S. dollars)
--------------------------------------------------------------------------------------------------------
                                                              Three months                   Nine months
                                                        ended September 30            ended September 30
--------------------------------------------------------------------------------------------------------
                                                    2004              2003           2004           2003
Cash provided by (used in):
OPERATIONS:
Net earnings                                   $  17,822         $  13,834      $  41,271      $  29,471
Items not involving cash:
  Amortization                                    55,241            13,559        160,702         36,922
  Non-cash stock-based compensation                  223                 -          1,030              -
  Loss (gain) on disposition of capital
  assets                                             273                 -           (389)          (122)
  Unrealized foreign exchange (gain) loss         (6,396)              655         (4,868)        (5,130)
Change in non-cash operating working
  capital (Note 6)                               (60,433)           (4,988)      (132,576)        (1,880)
--------------------------------------------------------------------------------------------------------
                                                   6,730            23,060         65,170         59,261
FINANCING:
Repayment of long-term debt                      (81,859)           (1,859)      (178,358)        (5,699)
Increase in long-term debt                        48,000                 -         48,000              -
Decrease in obligations under capital
  leases                                            (250)             (219)        (1,617)          (644)
Issuance of common shares                              -               544          6,935          3,936
Change in other long-term liabilities              5,626                 -          5,027              -
Dividends paid                                    (1,310)           (1,212)        (3,843)        (3,515)
--------------------------------------------------------------------------------------------------------
                                                 (29,793)           (2,746)      (123,856)        (5,922)
INVESTMENTS:
Transaction costs relating to Time Warner
  Acquired Businesses                                  -                 -           (890)             -
Purchase of capital assets                       (81,939)          (17,444)      (134,260)       (46,499)
Proceeds on disposition of capital assets           (175)                -          1,039            483
(Increase) decrease in other assets              (37,112)             (620)       (31,108)        10,871
--------------------------------------------------------------------------------------------------------
                                                (119,226)          (18,064)      (165,219)       (35,145)
Foreign exchange gain/(loss) on cash held
  in foreign currencies                            2,505                89           (484)         9,843
--------------------------------------------------------------------------------------------------------
(Decrease) increase in cash and cash
  equivalents                                   (139,784)            2,339       (224,389)        28,037
Cash and cash equivalents, beginning of
  period                                         169,218           129,685        253,823        103,987
--------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period       $  29,434         $ 132,024      $  29,434      $ 132,024
========================================================================================================
Supplemental cash flow information:
  Interest paid                                $  13,463         $     556      $  40,315      $   1,774
  Income taxes paid                                8,411             3,894         33,744         18,301
========================================================================================================

Cash and Cash equivalents are defined as cash and short-term deposits, which have an original maturity of less than 90 days. See accompanying notes to consolidated financial statements.

NOTES TO THE INTERIM CONSOLIDATED
FINANCIAL STATEMENTS
Three and nine months ended September 30, 2004 and 2003
(unaudited, stated in thousands of U.S. dollars, except common shares and per share information)

1. SIGNIFICANT ACCOUNTING POLICIES:

These unaudited interim consolidated financial statements do not contain all disclosures required by Canadian generally accepted accounting principles (GAAP) for annual financial statements, and accordingly, these unaudited interim consolidated financial statements should be read in conjunction with the most recently prepared annual audited consolidated financial statements for the year ended December 31, 2003.

The unaudited interim consolidated financial statements reflect all adjustments, which are, in the opinion of management, necessary to present fairly the financial position of Cinram International Inc. (the "Company") as of September 30, 2004, and the results of operations and cash flows for the three and nine month periods then ended.

The Company's business follows a seasonal pattern, whereby pre-recorded media sales are traditionally higher in the third and fourth quarters than in other quarterly periods due to consumer holiday buying patterns. As a result, a disproportionate amount of total revenues is typically earned in the third and fourth quarters. The business seasonality results in performance for the third quarter ended September 30, 2004, which is not necessarily indicative of performance for the remainder of the year.

The unaudited interim consolidated financial statements have been prepared in accordance with Canadian GAAP and are based upon accounting principles consistent with those used and described in Note 1 to the December 31, 2003, audited consolidated financial statements, except as follows:

         i. CHANGE IN REPORTING CURRENCY:

         The Company has historically prepared its consolidated financial statements in Canadian dollars. Beginning with the first quarter of 2004, the Company changed its reporting currency to U.S. dollars to provide investors with more relevant information. The Company used the current rate method to translate the consolidated Canadian dollar results into U.S. dollars for both the current and prior periods. Under the current rate method, the consolidated assets and liabilities are translated into U.S. dollars at the rate of exchange in effect at the balance sheet date. Revenue and expenses as well as cash flow items are translated at weighted average rates for the period. Any resulting exchange gain or loss is charged or credited to the "foreign currency translation adjustment" account included as a separate component of shareholders' equity.

         The functional currencies of the Company and each of its subsidiaries remained unchanged. The Company's operations in the United States, the United Kingdom, France, Germany, and Mexico are considered to be self-sustaining. Assets and liabilities are translated using period-end exchange rates and revenue and expenses are translated at average exchange rates. Exchange gains and losses arising from the translation of the financial statements of self-sustaining foreign operations are deferred in the "foreign currency translation adjustment" account included as a separate component of shareholders' equity.

         ii. STOCK-BASED COMPENSATION:

         Effective January 1, 2004, the Company adopted the revised Canadian Institute of Chartered Accountants (CICA) Handbook Section 3870, "Stock Based Compensation," which requires that a fair value method of accounting be applied to all stock-based compensation payments to both employees and non-employees. In accordance with the transitional provisions of

NOTES TO THE INTERIM CONSOLIDATED
FINANCIAL STATEMENTS
Three and nine months ended September 30, 2004 and 2003
(unaudited, stated in thousands of U.S. dollars, except common shares and per share information)

Section 3870, prior periods have not been restated, instead, an adjustment has been made to the opening balance of retained earnings of the current period to reflect the cumulative effect of the change on prior periods related to stock options granted on or after January 1, 2002. There were no options granted during the nine months ended September 30, 2004, and the weighted average estimated fair value for options granted during 2003 was C$5.56 per share.

The fair value of each option granted was estimated on the date of the grant using the Black-Scholes fair value option-pricing model with the following assumptions:


                                                           Three and nine months
                                                        ended September 30, 2003
--------------------------------------------------------------------------------
Risk-free interest rate                                                       4%
Dividend yield                                                              1.0%
Volatility factor of the future expected market price of common shares       57%
Weighted average expected life of the options                            5 years
================================================================================

The estimated fair value of the options is amortized to expense over the options' vesting period on a straight-line basis.

     a. Stock-based compensation expense for the three and nine months ended September 30, 2004 was $223 and $1,030 respectively (three and nine months ended September 30, 2003 - NIL) relating to the fair value of options granted in 2003 and 2002. The offset to the stock based compensation expense has been credited to contributed surplus.

     b. Option grants after January 1, 2002 - The cumulative effect of the change on prior periods related to stock options granted on or after January 1, 2002, amounted to $2,759 and has been charged against opening retained earnings in 2004, with the offset credited to contributed surplus.

During the three and nine months ended September 30, 2003, had the Company determined compensation expense based on the fair values at grant dates of the stock options granted on or after January 1, 2002, consistent with the fair value method, the Company's earnings, and earnings per share would have been reported as the pro forma amounts indicated below.

                                                             Three months ended          Nine months ended
                                                             September 30, 2003         September 30, 2003
----------------------------------------------------------------------------------------------------------
Net earnings, as reported                                               $13,834                    $29,471
Stock-based compensation expense                                            481                      1,504
----------------------------------------------------------------------------------------------------------
Pro forma net earnings                                                  $13,353                    $27,967
==========================================================================================================
Basic earnings per share, as reported                                      0.25                       0.53
Effect of stock-based compensation expense                                 0.01                       0.03
----------------------------------------------------------------------------------------------------------
Pro forma basic earnings per share                                         0.24                       0.50
==========================================================================================================
Diluted earnings per share, as reported                                    0.24                       0.52
Effect of stock-based compensation expense                                 0.01                       0.03
----------------------------------------------------------------------------------------------------------
Pro forma diluted earnings per share                                       0.23                       0.49
==========================================================================================================

NOTES TO THE INTERIM CONSOLIDATED
FINANCIAL STATEMENTS
Three and nine months ended September 30, 2004 and 2003
(unaudited, stated in thousands of U.S. dollars, except common shares and per share information)

     iii. ASSET RETIREMENT OBLIGATIONS:

     Effective January 1, 2004, the Company retroactively adopted CICA Handbook
     Section 3110, "Asset Retirement Obligations," which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated retirement costs. This section applies to legal obligations associated with the retirement of tangible long-lived assets that results from their acquisition, lease, construction, development or normal operation.

     As at January 1, 2004, the Company has recorded a liability of $2,886 for the estimated present value of the costs of retiring leasehold improvements at the maturity of the facility leases and recorded deferred asset retirement costs of $2,886. The following table details the changes in the leasehold retirement liability.

     ---------------------------------------------------------------------------
     January 1, 2004                                                    $  2,886
     Accretion charges recorded in cost of sales                           132
     September 30, 2004                                                 $  3,018
     ---------------------------------------------------------------------------

     The adjustment to leasehold improvements in respect of asset retirement costs is amortized into income over the remaining life of the leases, on a straight-line basis. For the three and nine months ended September 30, 2004, the Company recorded amortization expense of $115 and $428 respectively in cost of sales. The impact of this new accounting standard was not material for 2003.

2. LONG-TERM DEBT:

In October 2003, the Company entered into a credit agreement with a syndicate of lenders to provide the Company with credit facilities of up to $1,175,000. The facilities were comprised of term loans of $1,025,000 (as outlined below) and a revolving credit facility of $150,000. Amounts outstanding under the facilities are secured by all of the assets of the Company. The revolving credit facility bore interest at the London InterBank Offered Rate (LIBOR) plus 300 basis points. In August 2004, the Company amended its $1,175,000 credit facilities. The interest rate on the outstanding principal amount of $181,050 on Cinram's $250,000 term loan A facility was reduced to the London Interbank Offered Rate (LIBOR) plus 250 basis points, from LIBOR plus 300 basis points. Cinram used $65,000 in cash to repay part of the $635,000 outstanding principal amount under its $675,000 term loan B facility and part of the $98,270 outstanding principal amount under its $100,000 term loan C facility. The remaining principal amounts outstanding under term loan facilities B and C were paid out from a new $668,220 term loan D facility that bears an interest rate of LIBOR plus 300 basis points.

The terms of the credit agreement requires the Company to comply with certain financial and other covenants over the term. As at December 31, 2003, and September 30, 2004, the Company was in compliance with all the terms of its credit agreement. Amounts outstanding under the facilities are shown in the table below:

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
Three and nine months ended September 30, 2004 and 2003
(unaudited, stated in thousands of U.S. dollars, except common shares and per share information)


                                                      SEPTEMBER 30, 2004              December 31, 2003
-------------------------------------------------------------------------------------------------------
Credit agreement:

 Term loan A (a)                                              $  181,050                     $  250,000
 Term loan B (b)                                                       -                        675,000
 Term loan C (c)                                                       -                         98,270
 Term loan D (d)                                                 668,220                              -
 Revolving credit facility advances                               48,000                              -
-------------------------------------------------------------------------------------------------------
                                                                 897,270                      1,023,270
Other long-term debt:
 Other (e)                                                        22,393                         26,603
-------------------------------------------------------------------------------------------------------
                                                                 919,663                      1,049,873
Less current portion                                            (109,539)                       (95,417)
-------------------------------------------------------------------------------------------------------
                                                               $ 810,124                     $  954,456
=======================================================================================================

     a. Term loan A for $181,050 is due on September 30, 2007, with quarterly principal repayments resuming on June 30, 2005, and bears an interest rate of LIBOR plus 250 basis points.

     b. Term loan B for $675,000 was due on September 30, 2009, and bore an interest rate of LIBOR plus 375 basis points.

     c. Term loan C for $98,270 was due on March 31, 2010, and bore an interest rate of LIBOR plus 575 basis points.

     d. Term loan D for $668,220 is due on September 30, 2009, with quarterly principal repayments beginning on March 31, 2005, and bears an interest rate of LIBOR plus 300 basis points.

     e. Asset-backed financing: The Company previously entered into asset-backed financing due in July 2007 with blended monthly principal interest repayment over a five year period, secured by certain capital assets.

Future minimum repayments of long-term debt under the credit agreement for the fiscal years ending December 31 are:

--------------------------------------------------------
2004                                           $  49,690
2005                                              82,536
2006                                             112,664
2007                                             117,476
2008                                              36,975
2009 and thereafter                              520,322
--------------------------------------------------------
                                               $ 919,663
========================================================

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
Three and nine months ended September 30, 2004 and 2003
(unaudited, stated in thousands of U.S. dollars, except common shares and per share information)

3. CAPITAL STOCK:

The following table summarizes information on capital stock and stock options at September 30, 2004:


                                                          Outstanding             Exercisable
---------------------------------------------------------------------------------------------
Common shares                                              56,798,920                       -
Common share stock options                                  1,779,308               1,229,977
=============================================================================================

4. PENSION AND NON-PENSION EMPLOYMENT BENEFIT PLANS:

For the three and nine months ended September 30, 2004, the Company's 401(k) plan expense amounted to $1,821 and $6,294 respectively (three months ended September 30, 2003 - $105; nine months ended September 30, 2003 - $327). The pension expense related to the Company's defined benefit plans for the three and nine months ended September 30, 2004, amounted to $876 and $1,853 respectively (three and nine months ended September 30, 2003 - NIL).

5. EARNINGS PER SHARE:

The reconciliation of the numerator and denominator for the calculation of basic and diluted earnings per share is as follows:


                                         Three months ended September 30    Nine months ended September 30
                                                     2004           2003                2004          2003
----------------------------------------------------------------------------------------------------------
Earnings available to common
  shareholders                                  $  17,822       $ 13,834            $ 41,271      $ 29,471
BASIC EARNINGS PER SHARE
Weighted average number of shares
  outstanding (000's)                              56,799         55,851              56,518        55,501
Basic earnings per share                        $    0.31 $     $   0.25            $   0.73      $   0.53
DILUTED EARNINGS PER SHARE
Weighted average number of shares
  outstanding (000's)                              56,799         55,851              56,518        55,501
Dilutive effect of stock options
  and warrants                                        856          1,968                 958           896
----------------------------------------------------------------------------------------------------------
Adjusted weighted average number
  of shares outstanding (000's)                    57,655         57,819              57,476        56,397
Diluted earnings per share                      $    0.31       $   0.24            $   0.72      $   0.52
==========================================================================================================

For the three and nine months ended September 30, 2004, there were no outstanding stock options excluded from the computation of diluted earnings per share as the exercise price was below the average market price of the common shares for both periods. For the three and nine months ended September 30, 2003, nil stock options and 1,700,000 warrants; and 434,200 stock options and 1,700,000 warrants, respectively, were outstanding and excluded from the computation of diluted earnings per share because the exercise price was greater than the average market price of the common shares for both periods.

NOTES TO THE INTERIM CONSOLIDATED
FINANCIAL STATEMENTS
Three and nine months ended September 30, 2004 and 2003
(unaudited, stated in thousands of U.S. dollars, except common shares and per share information)

6. CONSOLIDATED STATEMENTS OF CASH FLOWS:

The change in non-cash working capital items is comprised of the following:

                                    Three months ended September 30       Nine months ended September 30
                                               2004            2003                 2004            2003
--------------------------------------------------------------------------------------------------------
(Increase) decrease in
  accounts receivable                     $ (97,866)      $ (33,370)          $ (130,499)      $ (32,346)
(Increase) in income
  taxes recoverable                            (888)              -              (12,062)              -
(Increase) decrease in
  inventories                               (15,649)         15,787              (22,232)         34,127
Decrease (Increase) in prepaid
  expenses                                    5,314          (4,497)             (11,275)           (661)
Increase (decrease) in
  accounts payable and accrued
  liabilities                                48,688          15,028               45,511            (560)
(Decrease) increase in income
  taxes payable                                 (32)          2,064               (2,019)         (2,440)
--------------------------------------------------------------------------------------------------------
                                          $ (60,433)      $  (4,988)          $ (132,576)      $  (1,880)
========================================================================================================

7. SEGMENTED INFORMATION:

The Company's reportable businesses segments are Home Video replication/duplication, Audio/ROM replication/duplication and Printing.

The Home Video replication/duplication segment manufactures DVDs and VHS video cassettes. The Audio/ROM replication/ duplication segment manufactures CDs and CD-ROM, and audio cassettes. The Printing segment provides design, printing and packaging services. The other segment includes distribution services and merchandising sales.

The accounting policies of the segments are the same as those described in the significant accounting policies. The Company evaluates segment performance based on earnings before interest expense, investment income, unusual items and income taxes.

                                                                     Three months ended September 30, 2004
----------------------------------------------------------------------------------------------------------
                                    Home Video       Audio/ROM
                                  replication/    replication/
Industry segments:                 duplication     duplication      Printing          Other          Total
----------------------------------------------------------------------------------------------------------
REVENUE FROM EXTERNAL
  CUSTOMERS                        $   248,109      $   82,799     $  54,031      $ 109,833    $   494,772
EARNINGS BEFORE INTEREST
  EXPENSE, INVESTMENT
  INCOME, AND INCOME TAXES              39,113           3,395         5,845        (10,140)        38,213
TOTAL ASSETS                         1,277,452         412,977       188,216        147,328      2,025,973
AMORTIZATION OF CAPITAL
  ASSETS                                24,158           5,501         2,195          5,578         37,432
AMORTIZATION OF INTANGIBLE
  ASSETS                                14,157             165         2,169              -         16,491
CAPITAL EXPENDITURES                    41,685           5,152            90         35,012         81,939
==========================================================================================================

NOTES TO THE INTERIM CONSOLIDATED
FINANCIAL STATEMENTS
Three and nine months ended September 30, 2004 and 2003
(unaudited, stated in thousands of U.S. dollars, except common shares and per share information)

                                                                      Nine months ended September 30, 2004
----------------------------------------------------------------------------------------------------------
                                   Home Video       Audio/ROM
                                 replication/    replication/
 Industry segments:               duplication     duplication       Printing      Other              Total
----------------------------------------------------------------------------------------------------------
 REVENUE FROM EXTERNAL
   CUSTOMERS                      $   714,597       $ 229,242      $ 166,532    $  272,049     $ 1,382,420
 EARNINGS BEFORE INTEREST
   EXPENSE, INVESTMENT
   INCOME, AND INCOME TAXES            82,986          17,103         14,856       (16,754)         98,191
 TOTAL ASSETS                       1,277,452         412,977        188,216       147,328       2,025,973
 AMORTIZATION OF CAPITAL
   ASSETS                              71,528          17,148          6,246        10,649         105,571
 AMORTIZATION OF INTANGIBLE
   ASSETS                              43,473             483          6,521             -          50,477
 CAPITAL EXPENDITURES                  79,548           8,506          3,089        43,117         134,260
 ADDITIONS TO GOODWILL AND
   INTANGIBLE ASSETS                      767               9            114             -             890
==========================================================================================================

                                                                     Three months ended September 30, 2003
----------------------------------------------------------------------------------------------------------
                                                   Home Video      Audio/ROM
                                                 replication/   replication/
 Industry segments:                               duplication    duplication      Other              Total
----------------------------------------------------------------------------------------------------------
 REVENUE FROM EXTERNAL CUSTOMERS                    $  99,230      $  32,720      $ 15,279       $ 147,229
 EARNINGS BEFORE INTEREST EXPENSE,
   INVESTMENT INCOME, AND INCOME TAXES                 16,999          2,716           790          20,505
 TOTAL ASSETS                                         365,193        155,840        59,141         580,174
 AMORTIZATION OF CAPITAL ASSETS                         9,410          3,025         1,124          13,559
 CAPITAL EXPENDITURES                                  16,325            184           935          17,444
==========================================================================================================

                                                                      Nine months ended September 30, 2003
----------------------------------------------------------------------------------------------------------
                                                   Home Video      Audio/ROM
                                                 replication/   replication/
 Industry segments:                               duplication    duplication      Other              Total
----------------------------------------------------------------------------------------------------------
 REVENUE FROM EXTERNAL CUSTOMERS                    $ 270,146      $  88,585      $ 56,571       $ 415,302
 EARNINGS BEFORE INTEREST EXPENSE,
    INVESTMENT INCOME, AND INCOME TAXES                38,700          4,275         1,460          44,435
 TOTAL ASSETS                                         365,193        155,840        59,141         580,174
 AMORTIZATION OF CAPITAL ASSETS                        24,802          8,703         3,417          36,922
 CAPITAL EXPENDITURES                                  42,366          1,338         2,795          46,499
==========================================================================================================

NOTES TO THE INTERIM CONSOLIDATED FINANCIAL STATEMENTS
Three and nine months ended September 30, 2004 and 2003
(unaudited, stated in thousands of U.S. dollars, except common shares and per share information)

Revenue from external customers is comprised of the following:

                                                Three months ended September 30
                                                    2004                   2003
-------------------------------------------------------------------------------
DVD                                            $ 227,946              $  77,225
VHS VIDEO CASSETTE                                20,163                 22,005
AUDIO CD/CD-ROM                                   80,540                 30,185
AUDIO CASSETTE                                     2,259                  2,536
PRINTING                                          54,031                      -
DISTRIBUTION                                      62,699                 13,805
MERCHANDISING                                     37,068                      -
OTHER                                             10,066                  1,473
-------------------------------------------------------------------------------
                                               $ 494,772              $ 147,229
===============================================================================

                                                 Nine months ended September 30
                                                 2004                      2003
-------------------------------------------------------------------------------
DVD                                          $   661,115              $ 190,949
VHS VIDEO CASSETTE                                53,482                 79,197
AUDIO CD/CD-ROM                                  220,913                 81,377
AUDIO CASSETTE                                     8,330                  7,208
PRINTING                                         166,532                      -
DISTRIBUTION                                     132,996                 41,282
MERCHANDISING                                    115,042                      -
OTHER                                             24,010                 15,289
-------------------------------------------------------------------------------
                                             $ 1,382,420              $ 415,302
===============================================================================




CINRAM INTERNATIONAL INC.
Corporate Head Office
2255 Markham Rd.
Toronto, ON
M1B 2W3
Telephone: (416) 298-8190
Fax: (416) 298-0612
www.cinram.com
                                     - 24 -